Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
THE BYLAWS
OF
CV SCIENCES, INC.,
a Delaware corporation

In accordance with Article IX of the bylaws of CV Sciences, Inc. (the “Corporation”) and Article V of the certificate of the incorporation of the Corporation, by the unanimous approval of the board of directors of the Corporation, the bylaws of the Corporation are hereby amended as follows:

1.Article III, Section 3.13 of the bylaws shall be deleted in its entirety and be replaced with the following:

3.13 Removal of Directors. Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors. Notwithstanding the foregoing, whenever the holders of any class or series of the corporation’s shares are entitled to elect one or more directors by the corporation’s certificate of incorporation, in respect to the removal without cause of a director or directors so elected, such director or directors may be removed from office by the affirmative vote of the holders of the outstanding shares of that class or series, and not the vote of the corporation’s outstanding shares as a whole.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of the Bylaws as of the 10th day of June, 2021.

CV SCIENCES, INC., a Delaware corporation

/s/ Joseph Dowling Joseph Dowling., Secretary